FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-189017-07

From: CITI CMBS SYNDICATE (CITIGROUP GLOBAL MAR)
At: Jan 20 2015 13:12:37

CGCMT 2015-GC27 -- New Issue Announcement (Public)

$1,040.295mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Citigroup Global Markets Inc. and Goldman, Sachs & Co.
Co-Managers: Morgan Stanley & Co. LLC and Drexel Hamilton, LLC

Class	Moody's/KBRA/DBRS	Size($mm)	WAL(yr)	C/E	Cum LTV	U/W NOI
						Debt Yld
A-1	Aaa(sf)/AAA(sf)/AAA(sf)	43.807	2.69	30.000%	47.2%	14.0%
A-2	Aaa(sf)/AAA(sf)/AAA(sf)	49.712	4.86	30.000%	47.2%	14.0%
A-3	Aaa(sf)/AAA(sf)/AAA(sf)	17.250	6.84	30.000%	47.2%	14.0%
A-4	Aaa(sf)/AAA(sf)/AAA(sf)	250.000	9.70	30.000%	47.2%	14.0%
A-5	Aaa(sf)/AAA(sf)/AAA(sf)	398.793	9.82	30.000%	47.2%	14.0%
A-AB	Aaa(sf)/AAA(sf)/AAA(sf)	76.256	7.25	30.000%	47.2%	14.0%
A-S	Aa1(sf)/AAA(sf)/AAA(sf)	77.612	9.84	23.500%	51.6%	12.8%
B	Aa3(sf)/AA(sf)/AA(sf)	56.716	9.85	18.750%	54.8%	12.1%
C	NR/A-(sf)/A(low)(sf)	70.149	9.92	12.875%	58.8%	11.3%
X-A	Aa1(sf)/AAA(sf)/AAA(sf)	913.430	N/A	N/A	N/A	N/A
X-B	NR/AAA(sf)/AAA(sf)	126.865	N/A	N/A	N/A	N/A

Collateral Summary
Initial Pool Balance:	$1,194.026mm
Number of Mortgage Loans:	100
Number of Mortgaged Properties:	116
Average Cut-off Date Mortgage Loan Balance:	$11.940mm
Weighted Average Mortgage Interest Rate:	4.4510%
Weighted Average Remaining Term to Maturity/ARD (months):	115
Weighted Average Remaining Amortization Term (months):	356
Weighted Average Cut-off Date LTV Ratio:	67.5%
Weighted Average Maturity Date/ARD LTV Ratio:	58.6%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.62x
Weighted Average Debt Yield on Underwritten NOI:	9.8%
% of Mortgage Loans with Subordinate Debt:	18.4%
% of Mortgaged Properties with Single Tenants:	9.9%

Property Type:	38.0% Retail, 21.6% Office, 19.6% Multifamily, 8.9% Hospitality,
4.9% Mixed Use, 3.6% Self Storage, 3.5% Industrial

Top 5 States:	15.0% NY, 8.6% IL, 8.6% CA, 8.4% TX, 6.7% NC

Anticipated Timing
Global Investor Call:	Tue, Jan 20th
Anticipated Pricing:	Week of Jan 20th
Anticipated Closing:	Mon, Feb 9th

Investor Call Details
Date:	Tue, Jan 20th
Time:	2:00PM EST
US Toll Free:	719-325-4829
Passcode:	8773033

Roadshow Schedule

Wed, Jan 21st

Boston, MA – Breakfast Meeting
-Boston Harbor Hotel - John Foster Salon
-70 Rowes Wharf, Boston, MA
-8:30AM EST

Hartford, CT - Lunch Meeting
-Trumbull Kitchen - The Loft
-150 Trumbull St, Hartford, CT
-12:30PM EST

Minneapolis, MN - Breakfast Meeting
-The Grand Minneapolis - Lake Calhoun Room
-615 Second Avenue South, Minneapolis, MN -8:00AM CST

Term Sheet
<ATTACHED>

Annex A
<ATTACHED>

The information in this free writing prospectus is preliminary and may be supplemented or changed prior to the time of sale.

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-189017) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Goldman, Sachs & Co., any other underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

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